Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 3, 2021

To Prospectus dated February 28, 2020

Registration Statement No. 333-236787

MONDELĒZ INTERNATIONAL, INC.

Pricing Term Sheet

€750,000,000 0.250% Notes due 2028

€600,000,000 0.750% Notes due 2033

€650,000,000 1.375% Notes due 2041

Summary of Terms

Issuer:	Mondelēz International, Inc. (“MDLZ”)

Offering Format:	SEC Registered

Title of Securities:	0.250% Notes due 2028 (the “2028 Notes”) 0.750% Notes due 2033 (the “2033 Notes”) 1.375% Notes due 2041 (the “2041 Notes” and, together with the 2028 Notes and the 2033 Notes, the “Notes”)

Size:	€750,000,000 for the 2028 Notes €600,000,000 for the 2033 Notes €650,000,000 for the 2041 Notes

Maturity Date:	March 17, 2028 for the 2028 Notes March 17, 2033 for the 2033 Notes March 17, 2041 for the 2041 Notes

Issue Price (Price to Public):	99.592% for the 2028 Notes 99.079% for the 2033 Notes 99.135% for the 2041 Notes

Underwriting Discount:	32.5 bps for the 2028 Notes 37.5 bps for the 2033 Notes 45.0 bps for the 2041 Notes

Net proceeds to Issuer, before expenses:	€744,502,500 for the 2028 Notes €592,224,000 for the 2033 Notes €641,452,500 for the 2041 Notes

Benchmark Government Security:	DBR 0.500% due February 15, 2028 for the 2028 Notes DBR 0.000% due February 15, 2031 for the 2033 Notes DBR 4.750% due July 4, 2040 for the 2041 Notes

Benchmark Government Security Yield:	-0.512% for the 2028 Notes -0.294% for the 2033 Notes -0.015% for the 2041 Notes

Spread to Benchmark Government Security	+ 82.1 bps for the 2028 Notes + 112.5 bps for the 2033 Notes + 144.0 bps for the 2041 Notes

Mid Swaps Yield:	-0.191% for the 2028 Notes 0.131% for the 2033 Notes 0.375% for the 2041 Notes

Spread to Mid Swaps:	+ 50 bps for the 2028 Notes + 70 bps for the 2033 Notes + 105 bps for the 2041 Notes

Yield to Maturity:	0.309% for the 2028 Notes 0.831% for the 2033 Notes 1.425% for the 2041 Notes

Coupon:	0.250% for the 2028 Notes 0.750% for the 2033 Notes 1.375% for the 2041 Notes

Interest Payment Dates:	2028 Notes: Annually on March 17, commencing March 17, 2022 2033 Notes: Annually on March 17, commencing March 17, 2022 2041 Notes: Annually on March 17, commencing March 17, 2022

Day Count Convention:	Actual/Actual (ICMA)

Change of Control (CoC):	Upon the occurrence of both (i) a change of control of MDLZ and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, MDLZ will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:

2028 Notes:

Prior to December 17, 2027: Make-whole redemption at DBR + 15 bps

On or after December 17, 2027: Redemption at par

2033 Notes:

Prior to December 17, 2032: Make-whole redemption at DBR + 20 bps

On or after December 17, 2032: Redemption at par

2041 Notes:

Prior to December 17, 2040: Make-whole redemption at DBR + 25 bps

On or after December 17, 2040: Redemption at par

Trade Date:	March 3, 2021

Settlement Date:	March 17, 2021 (T+10)

Extended Settlement	It is expected that delivery of the Notes will be made, against payment of the Notes, on or about March 17, 2021, which will be the tenth business day in the United States following the date of pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next succeeding eight business days will be required, because the Notes initially will settle within ten business days (T+10) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to March 17, 2021 should consult their advisors.

Listing:	MDLZ intends to apply to list the Notes on the Nasdaq Stock Market LLC.

MiFID II Product Governance:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels)

UK MiFIR Product Governance:	Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels)

PRIIPs:	No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or in the UK

Form/Clearing Systems:	Registered form only. Deposited with a common depositary for Clearstream Banking, S.A. and Euroclear Bank SA/NV

CUSIP:	U6100R DB6 for the 2028 Notes U6100R DC4 for the 2033 Notes U6100R DD2 for the 2041 Notes

Common Code/ISIN:	231272291 / XS2312722916 for the 2028 Notes 231272313 / XS2312723138 for the 2033 Notes 231272330 / XS2312723302 for the 2041 Notes

Denominations:	€100,000 x €1,000

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 (stable) S&P: BBB (stable) Fitch: BBB (stable)

Use of Proceeds:	MDLZ intends to use the net proceeds from the sale of the notes, together with cash on hand, for general corporate purposes, including to repay or redeem existing notes.

Underwriters:	Joint Book-Running Managers:

Barclays Bank PLC

Goldman Sachs & Co. LLC

HSBC Bank plc

Mizuho International plc

BNP Paribas

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

MUFG Securities EMEA plc

Société Générale

Senior Co-Managers:

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Commerzbank Aktiengesellschaft

Crédit Agricole Corporate and Investment Bank

Intesa Sanpaolo S.p.A.

NatWest Markets plc

SMBC Nikko Capital Markets Limited

Westpac Banking Corporation

Co-Manager:

CastleOak Securities, L.P. Drexel Hamilton, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the securities are not available to retail investors in the EEA or the United Kingdom.

This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated March 3, 2021 and the accompanying Base Prospectus dated February 28, 2020 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +1-888-603-5847, Goldman Sachs & Co. LLC toll-free at +1-866-471-2526, HSBC Bank plc toll-free at +1-866-811-8049 or Mizuho International plc at +44 20 7248 3920.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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